Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

OF

helios and matheson analytics inc.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Helios and Matheson Analytics Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware:

“NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the certificate of incorporation of the Corporation, there is hereby created and provided out of the authorized but unissued preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”), a new series of Preferred Stock, and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of such series as follows:

Series B Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as shares of “Series B Preferred Stock,” par value $0.01 per share, of the Corporation (the “Series B Preferred Stock”), and the number of shares constituting such series shall be two-hundred thousand (200,000).

Section 2. Definitions. The following terms shall have the following meanings for purposes of this Certificate of Designation (as the same may be amended or amended and restated from time to time, this “Certificate of Designation”):

(a) “Affiliates” with respect to any Person shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 of the Securities Act.

(b) “Asset Sale” shall mean any sale, lease or exchange of all or substantially all of the property and assets of the Corporation and its subsidiaries (as the term “subsidiary” is used in Section 271 of the General Corporation Law of the State of Delaware), including its goodwill and its corporate franchises. Notwithstanding the foregoing, the pledge by the Corporation and/or any one or more subsidiaries of the Corporation of all or substantially all of the assets of the Corporation and/or its subsidiaries as collateral for the indebtedness of the Corporation and/or its subsidiaries shall not constitute an Asset Sale.

(c) “Asset Sale Parity Stock” shall mean the Common Stock and any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation ranking pari passu to the Series B Preferred Stock as to an Asset Sale.

(d) “Asset Sale Proceeds” shall mean the aggregate consideration payable to the Corporation in an Asset Sale.

(e) “Asset Sale Senior Stock” shall mean the Series A Preferred Stock and any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation ranking senior to the Series B Preferred Stock as to an Asset Sale.

(f) “Attribution Parties” with respect to a holder of outstanding shares of Series B Preferred Stock shall mean such holder’s Affiliates and any Persons acting as group together with such holder or any of such holder’s Affiliates.

(g) “Beneficial Ownership Limitation” with respect to a holder of outstanding shares of Series B Preferred Stock shall mean 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series B Preferred Stock held by such holder pursuant to this Certificate of Designation; provided, however, that a holder of any outstanding shares of Series B Preferred Stock, upon written notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this definition applicable to the outstanding shares of Series B Preferred Stock held by such holder; provided that the Beneficial Ownership Limitation in no event exceed 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series B Preferred Stock held by such holder pursuant to this Certificate of Designation and the provisions of this definition shall continue to apply. Any such increase in the Beneficial Ownership Limitation shall not be effective until the 61st day after such written notice is delivered to the Corporation and shall only apply to the holder of outstanding shares of Series B Preferred Stock providing such notice and no other holder of outstanding shares of Series B Preferred Stock. The provisions of this definition shall, to the fullest extent permitted by applicable law, be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to correct this definition (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(h) “Beneficially Own” shall mean “beneficial ownership” in accordance with Section 13(d) of the Exchange Act and shall include the number of shares of Common Stock issuable upon conversion of the outstanding shares of Series B Preferred Stock sought to be converted pursuant to this Certificate of Designation, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of any other outstanding shares of Series B Preferred Stock and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, such other outstanding shares of Series B Preferred Stock or the Warrants).

(i) “Board of Directors” shall mean the Board of Directors of the Corporation.

(j) “Certificate of Incorporation” shall mean the certificate of incorporation of the Corporation, as the same may be amended or amended and restated from time to time.

(k) “Commission” shall mean the United States Securities and Exchange Commission.

(l) “Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation.

(m) “Common Stock Equivalents” shall mean any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time shares of Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other securities that are at any time convertible into or exercisable for, or otherwise entitle the holder thereof to receive, shares of Common Stock.

(n) “Conversion Rate” shall mean 16,667, as such amount may be adjusted pursuant to Section 8(f).

(o) “Dividend Parity Stock” shall mean the Common Stock and any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation ranking pari passu to the Series B Preferred Stock as to dividends.

(p) “Dividend Senior Stock” shall mean the Series A Preferred Stock and any other outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation ranking senior to the Series B Preferred Stock as to dividends.

(q) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(r) “Liquidation Parity Stock” shall mean the Common Stock and any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation ranking pari passu to the Series B Preferred Stock as to a liquidation, dissolution or winding up of the Corporation.

(s) “Liquidation Proceeds” shall mean the assets of the Corporation legally available for distribution to its stockholders upon a liquidation, dissolution or winding up of the Corporation.

(t) “Liquidation Senior Stock” shall mean the Series A Preferred Stock and any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation ranking senior to the Series B Preferred Stock as to a liquidation, dissolution or winding up of the Corporation.

(u) “Merger” shall mean any merger or consolidation of the Corporation which result in fifty percent (50%) or more of the capital stock of the surviving, resulting or consolidated entity being held by Persons other than the Persons that, immediately prior to the effective time of such merger or consolidation, owned fifty percent (50%) or more of the capital stock of the Corporation.

(v) “Merger Parity Stock” shall mean the Common Stock and any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation ranking pari passu to the Series B Preferred Stock as to a Merger.

(w) “Merger Proceeds” shall mean the aggregate consideration payable to the stockholders of the Corporation upon the effectiveness of a Merger.

(x) “Merger Senior Stock” shall mean the Series A Preferred Stock and any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation ranking senior to the Series B Preferred Stock as to a Merger.

(y) “Notice of Conversion” shall have the meaning set forth in Section 8(a).

(z) “NYSE” shall mean the New York Stock Exchange or any successor national securities exchange (or other applicable securities exchange or quotation system) or any other national securities exchange on which shares of Common Stock are listed from time to time.

(aa) “Original Issue Date” shall mean the first date on which one or more shares of Series B Preferred Stock is/are issued by the Corporation.

(bb) “Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(cc) “Purchase Agreement” shall mean the Securities Purchase Agreement, dated on or about the Original Issue Date, among the Corporation and the original Purchasers (as defined therein), as amended, amended and restated, modified or supplemented from time to time in accordance with its terms.

(dd) “Repurchase Notice” shall have the meaning set forth in Section 7.

(ee) “Repurchase Price” shall have the meaning set forth in Section 7.

(ff) “Securities Act” shall mean means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(gg) “Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.01 per share, of the Corporation outstanding as of, and containing such terms as are set forth in the Certificate of Incorporation, on the Original Issue Date.

(hh) “Trading Day” shall mean any day on which the NYSE is open for business and on which shares of Common Stock may be traded (other than a day on which the NYSE is scheduled to or does close prior to its regular weekday closing time).

(ii) “Transfer Agent” shall mean Computershare Inc., the current transfer agent of the Corporation, with a mailing address of 350 Indiana Street, Suite 750, Golden, Colorado 80401, and includes any successor transfer agent of the Corporation.

(jj) “Warrants” shall mean, collectively, the warrants to purchase shares of Series B Preferred Stock issued pursuant to the Purchase Agreement.

Section 3. Dividends. Subject to applicable law and the rights of the holders of any outstanding shares of Dividend Senior Stock, for so long as any shares of Series B Preferred Stock shall be outstanding, the holders of outstanding shares of Series B Preferred Stock shall be entitled to receive dividends, when as and if declared by the Board of Directors on the then outstanding shares of Dividend Parity Stock, and on a pari passu basis with the holders of the then outstanding shares of Dividend Parity Stock, an amount per then outstanding share of Series B Preferred Stock determined by multiplying (a) the dividend amount per then outstanding share of Common Stock being declared by (b) the Conversion Rate, with each share of Series B Preferred Stock receiving such dividend on an as converted to Common Stock basis (without regard to any limitation or restriction on such conversion); provided, that no dividend shall be declared and paid or set apart for payment on the then outstanding shares of Common Stock unless a dividend shall also be declared and paid or set apart for payment on the then outstanding shares of Series B Preferred Stock. Notwithstanding the foregoing, to the extent that the right of a holder of Series B Preferred Stock to receive a dividend consisting of shares of Common Stock or Common Stock Equivalents would result in such holder and such holder’s Attribution Parties exceeding such holder’s Beneficial Ownership Limitation, then such holder shall, to the fullest extent permitted by applicable law, not be entitled to receive such dividend to the extent of such Beneficial Ownership Limitation (and shall not be entitled to Beneficially Own such shares of Common Stock or Common Stock Equivalents as a result of such dividend to the extent of any such excess) and such dividend to such extent shall be held in abeyance for the benefit of such holder until such time or times, if ever, as such holder’s right thereto would not result in such holder and such holder’s Attribution Parties exceeding such holder’s Beneficial Ownership Limitation, at which time or times such dividend (and any dividend consisting of Common Stock or Common Stock Equivalents declared on such initial dividend or on any subsequent dividend held similarly in abeyance to the same extent as if there had been no such limitation) shall be paid to such holder.

Section 4. Voting Rights. Except as provided by this Certificate of Designation or applicable law, each holder of a share of Series B Preferred Stock, as such, shall be entitled to the number of votes determined by multiplying the Conversion Rate by each outstanding share of Series B Preferred Stock held of record by such holder on all matters on which stockholders are generally entitled to vote; provided, however, that in no event shall a holder of Series B Preferred Stock be entitled to a number of votes in excess of such holder’s Beneficial Ownership Limitation. For so long as any shares of Series B Preferred Stock shall be outstanding, the Corporation shall not, at any time or from time to time following the Original Issue Date, without the prior vote or written consent of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding, voting separately as a single class:

(a) amend, alter or repeal any provision of the Certificate of Incorporation if such amendment, alteration or repeal would increase or decrease the aggregate number of authorized shares of Series B Preferred Stock;

(b) amend, alter or repeal any provision of the Certificate of Incorporation if such amendment, alteration or repeal would increase or decrease the par value of the shares of Series B Preferred Stock; or

(c) amend, alter or repeal any provision of the Certificate of Incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely.

Section 5. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, subject to applicable law and the rights of the holders of any outstanding shares of Liquidation Senior Stock, the holders of any outstanding shares of Series B Preferred Stock shall be entitled receive out of the Liquidation Proceeds, on a pari passu basis with the holders of any outstanding shares of Liquidation Parity Stock, based on the number of shares of Common Stock into which the outstanding shares of Series B Preferred Stock could then be converted pursuant to this Certificate of Designation (without regard to any limitation or restriction on such conversion), with each share of Series B Preferred Stock receiving Liquidation Proceeds on an as converted to Common Stock basis (without regard to any limitation or restriction on such conversion). A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale, lease, exchange, exclusive license or other disposition of all or any part of the assets of the Corporation and/or any of its subsidiaries (which shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 5.

Section 6. Merger or Consolidation. In the event of any Merger, subject to applicable law and the rights of the holders of any outstanding shares of Merger Senior Stock, the holders of any outstanding shares of Series B Preferred Stock shall be entitled to be paid, in connection with the conversion in connection with the Merger of the shares of Series B Preferred Stock held by them immediately prior to the effectiveness of the Merger, and out of the Merger Proceeds, the same consideration as the holders of any outstanding shares of Merger Parity Stock on a pari passu basis, based on the number of shares of Common Stock into which the outstanding shares of Series B Preferred Stock could then be converted pursuant to this Certificate of Designation (without regard to any limitation or restriction on such conversion), with each share of Series B Preferred Stock receiving Merger Proceeds on an as converted to Common Stock basis (without regard to any limitation or restriction on such conversion).

Section 7. Asset Sale. In the event of any Asset Sale, subject to applicable law and the rights of the holders of any outstanding shares of Asset Sale Senior Stock, the holders of any outstanding shares of Series B Preferred Stock shall be entitled to be paid, in cash out of the Asset Sale Proceeds, the same consideration as the holders of any outstanding shares of Asset Sale Parity Stock on a pari passu basis, based on the number of shares of Common Stock into which the outstanding shares of Series B Preferred Stock could then be converted pursuant to this Certificate of Designation (without regard to any limitation or restriction on such conversion), with each share of Series B Preferred Stock receiving Asset Sale Proceeds on an as converted to Common Stock basis (without regard to any limitation or restriction on such conversion). After payment of the foregoing amounts, subject to applicable law and the rights of the holders of any outstanding Preferred Stock, the Corporation shall be entitled, at its election, to repurchase each outstanding share of Series B Preferred Stock for a repurchase price of $0.0001 per share (the “Repurchase Price”). The Corporation may exercise its repurchase right under this Section 7 by delivery to the applicable holder(s) of outstanding shares of Series B Preferred Stock, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, at his, her or its address then shown on the records of the Corporation, a written notice (the “Repurchase Notice”) stating the number of shares of Series B Preferred Stock that the Corporation has determined to repurchase, the effective date of such repurchase and the delivery of a check in the aggregate Repurchase Price of such shares. The aforesaid repurchase shall be effective upon the date stated in the Repurchase Notice. If requested in the Repurchase Notice, any holder of Series B Preferred Stock from whom the Corporation has repurchased shares of Series B Preferred Stock pursuant to this Section 7, shall thereafter deliver any certificate(s) formerly representing the shares so repurchased to the office of the Corporation or the Transfer Agent, duly indorsed for cancellation. If the certificate(s) so surrendered represent in excess of the number of shares of Series B Preferred Stock so repurchased, the Corporation shall promptly deliver to such holder a certificate or certificates representing the number of shares represented by the surrendered certificate but not repurchased in accordance with this Section 7.

Section 8. Optional Conversion.

(a) Right to Convert. Each outstanding share of Series B Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date, at the option of the holder thereof into that number of shares of Common Stock (subject to the limitations set forth in Section 8(b)) as is determined by multiplying one (1) by the Conversion Rate. Any holder of Series B Preferred Stock desiring to effect such conversion shall deliver to the Corporation (in any manner permitted by the Purchase Agreement) a notice of conversion in the form attached hereto as Annex A (a “Notice of Conversion”), which Notice of Conversion shall specify the number of shares of Series B Preferred Stock to be converted, the number of outstanding shares of Series B Preferred Stock held by such holder immediately prior to such conversion, the number of outstanding shares of Series B Preferred Stock held by such holder immediately following such conversion, and the date on which such conversion is to be effected, which conversion date shall not be prior to the date on which the applicable Notice of Conversion is delivered to the Corporation as aforesaid, and, with respect to any Notice of Conversion delivered to the Corporation as aforesaid by 12:00 p.m. New York City time on the Original Issue Date, which conversion date shall be the Original Issue Date (the “Conversion Date”). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion be required. The calculations and entries set forth in a Notice of Conversion shall, to the fullest extent permitted by applicable law, control and be conclusive and binding in the absence of manifest or mathematical error.

(b) Limitations on the Right to Convert. Notwithstanding anything contained herein to the contrary, no outstanding share of Series B Preferred Stock shall be converted pursuant to this Certificate of Designation, to the extent that, after giving effect to the conversion pursuant to this Certificate of Designation, the holder of such shares of Series B Preferred Stock, together with such holder’s Attribution Parties, would Beneficially Own in excess of the Beneficial Ownership Limitation. The determination of whether a holder of shares of Series B Preferred Stock proposing to convert outstanding shares of Series B Preferred Stock pursuant to a Notice of Conversion shall be consistent with the foregoing sentence shall be made in the sole discretion of such holder, and such holder’s submission of a Notice of Conversion shall be deemed to be such holder’s determination and representation to the Corporation that the proposed conversion of the number of outstanding shares of Series B Preferred Stock set forth in the Notice of Conversion is consistent with the foregoing sentence, and such determination shall, to the fullest extent permitted by law, be final, binding and conclusive and the Corporation shall have no obligation to verify or confirm the accuracy of such determination or representation. For purposes of this Section 8(b), in determining the number of outstanding shares of Common Stock, a holder of outstanding shares of Series B Preferred Stock may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be; (ii) a more recent public announcement by the Corporation; or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request (which may be via electronic transmission) of a holder of outstanding shares of Series B Preferred Stock, the Corporation shall within one (1) Trading Day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined as provided in this Section 8(b) after giving effect to the conversion or exercise of Common Stock Equivalents, including the outstanding shares of Series B Preferred Stock, by such holder or such holder’s Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported.

(c) Delivery of Shares of Common Stock. Not later than two (2) Trading Days after each Conversion Date (provided, however, if such Conversion Date is the Original Issue Date, no later than 4:00 p.m. New York City time on the Original Issue Date) (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting holder, the number of shares of Common Stock to which such holder is entitled pursuant to this Section 8, which shares shall be free of restrictive legends and trading restrictions. The Corporation shall, to the fullest extent permitted by applicable law, use its best efforts to deliver, or cause to be delivered, such shares of Common Stock electronically through the Depository Trust Company or another established clearing corporation performing similar functions. The Person(s) entitled to receive shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock pursuant to this Section 8 shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the applicable Conversion Date.

(d) Transfer Taxes and Expenses. The issuance of shares of Common Stock upon conversion of outstanding shares of Series B Preferred Stock pursuant to this Certificate of Designation shall be made without charge to any holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any shares of Common Stock upon the conversion of outstanding shares of Series B Preferred Stock pursuant to this Certificate of Designation in a name other than that of the holder of the outstanding shares of Series B Preferred Stock converted pursuant to this Certificate of Designation and the Corporation shall not be required to issue or deliver such shares of Common Stock unless or until the Person(s) requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the depository trust company (or another established clearing corporation performing similar functions) required for, if applicable, same-day electronic delivery of shares of Common Stock upon the conversion of outstanding shares of Series B Preferred Stock pursuant to this Certificate of Designation.

(e) Fractional Shares of Common Stock. The Corporation shall not be obligated to deliver to the holders of Series B Preferred Stock any fraction(s) of a share of Common Stock upon a conversion of outstanding shares of Series B Preferred Stock pursuant to this Section 8, the Corporation being entitled to round down to the nearest whole share of Common Stock if the fraction is less than one-half (.5) of one share of Common Stock, and round up to the nearest whole share of Common Stock if the fraction is equal to or greater than one-half (.5) of one share of Common Stock.

(f) Adjustments. In the event that the Corporation shall, at any time or from time to time after the Original Issue Date and while any shares of Series B Preferred Stock are outstanding, (i) pay a dividend in respect of any class or series of capital stock of the Corporation in shares of Common Stock or Common Stock Equivalents (other than a dividend in respect of Dividend Parity Stock) in accordance with Section 3, (ii) subdivide, whether by reclassification or recapitalization, the outstanding shares of Common Stock into a greater number of outstanding shares of Common Stock, or (iii) combine, whether by reclassification or recapitalization, the outstanding shares of Common Stock into a smaller number of outstanding shares of Common Stock, the Conversion Rate as in effect immediately prior to such action shall be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which is the total number of shares of Common Stock outstanding (including, for this purpose, all shares of Common Stock then issuable upon the conversion or exercise of all outstanding Common Stock Equivalents) immediately prior to the effectiveness of such action, and the denominator of which is the total number of shares of Common Stock outstanding (including, for this purpose, all shares of Common Stock then issuable upon the conversion or exercise of all outstanding Common Stock Equivalents) immediately after the effectiveness of such action. An adjustment made pursuant to this Section 8(f) shall be given effect (i) in the case of a dividend, upon payment of such a dividend, as of the record date for the determination of the holders of outstanding Common Stock or any other class or series of capital stock of the Corporation (other than Dividend Parity Stock) entitled to receive such dividend (on a retroactive basis), or (ii) in the case of a subdivision or combination, upon the effective date of such subdivision or combination.

Section 9. Reservation of Shares.

(a) The Corporation shall at all times keep reserved, free from preemptive or subscription rights, out of its authorized but unissued shares of Common Stock, or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of Series B Preferred Stock as required by this Certificate of Designation from time to time as shares of Series B Preferred Stock are presented for conversion.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of outstanding shares of Series B Preferred Stock pursuant to this Certificate of Designation shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances.

(c) All Common Stock delivered upon conversion of outstanding shares of Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

Section 10. Status of Converted, Redeemed or Repurchased Shares. If any share of Series B Preferred Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, the share of Series B Preferred Stock so acquired shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series B Preferred Stock. Any share of Series B Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by law, become an authorized but unissued share of Preferred Stock undesignated as to series and may be reissued a part of a new series of Preferred Stock, subject to the conditions and restrictions set forth in the Certificate of Incorporation or imposed by the General Corporation Law of the State of Delaware.

Section 11. Waiver. The powers (including voting powers), if any, of the Series B Preferred Stock and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Series B Preferred Stock may be waived as to all shares of Series B Preferred Stock in any instance (without the necessity of calling, noticing or holding a meeting of stockholders) by the written consent or agreement of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding, consenting or agreeing separately as a single class.”

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Series B Preferred Stock of Helios and Matheson Analytics Inc. on this 25th day of March, 2019.

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Theodore Farnsworth
Name:	Theodore Farnsworth
Title:	Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

OF

SERIES B PREFERRED STOCK

OF

HELIOS AND MATHESON ANALYTICS INC.

The undersigned, constituting the holder of record of the number of outstanding shares of Series B Preferred Stock (the “Series B Preferred Stock”), par value $0.01 per share, of Helios and Matheson Analytics Inc., a Delaware corporation (the “Corporation”), indicated below, hereby elects to convert such number of shares of Series B Preferred Stock listed below (which number of shares does not exceed the number of shares of Series B Preferred Stock held of record by the undersigned) into shares of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”), pursuant to the Certificate of Designation of Series B Preferred Stock of the Corporation, as the same may be amended or amended and restated from time to time (the “Certificate of Designation”).

If shares of Common Stock are to be issued upon the conversion of the number of shares of Series B Preferred Stock set forth below pursuant to the Certificate of Designation (“Conversion”) in the name of a person other than the undersigned, the undersigned agrees that it shall pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in connection therewith.

No. of shares of Series B Preferred Stock to be Converted:

Aggregate No. of shares of Series B Preferred Stock held of record:

Anticipated No. of shares of Common Stock to be issued upon Conversion:

Anticipated No. of shares of

Series B Preferred Stock held of record subsequent to Conversion:

Address for delivery:

or

DWAC Instructions:

Broker no:

Account no:

HOLDER:

By:

Name:

Title: